Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SeaBright Holdings, Inc.:

We consent to the use of our reports dated March 14, 2011, with respect to the consolidated balance sheets of SeaBright Holdings, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, related consolidated financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington
June 3, 2011